UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Committee for Aerojet Rocketdyne Shareholders and Value Maximization Files New Investor Presentation

Vote the WHITE Proxy Card Today for the Independent Slate

Protect Your Investment Against a Takeover by Executive Chairman Lichtenstein, his Steel Partners Group and His Self-Interested Agenda

EL SEGUNDO, Calif., June 7, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) (collectively, the “Non-Steel Directors”) issued the following open letter to the shareholders of Aerojet Rocketdyne Holdings, Inc. (“Aerojet Rocketdyne” or the “Company”):

Fellow Shareholders,

Aerojet Rocketdyne’s shareholders are facing an important decision at the Special Meeting on June 30th.

During her tenure, Eileen Drake (Aerojet Rocketdyne’s CEO) has led the Company to strong shareholder returns. The Company improved its competitive position, explored value-enhancing alternatives, gained key customer wins and is now positioned to deliver substantial future value to Aerojet Rocketdyne shareholders. Since she was appointed permanent CEO, the Company has delivered 183% TSR, outperforming the S&P 500 and peers by 57% and 53%, respectively.

On the other hand, Warren Lichtenstein (Aerojet Rocketdyne’s Executive Chairman) has endeavored to undermine the Company’s management and forward momentum. He has been paid millions as Executive Chair, while rarely visiting the Company’s office. Mr. Lichtenstein has been publicly sanctioned by the Board for his actions, following an investigation by an independent national law firm. He launched a proxy fight with his hedge fund (Steel Partners) to replace the Company’s directors with friends and two nominees who have provided consulting services to Steel Partners and affiliates (one of whom Lichtenstein announced will be appointed as CEO, if Steel Partners takes control of the Company). Moreover, Mr. Lichtenstein has attempted to deprive Aerojet Rocketdyne shareholders from the opportunity to elect a new Board of Directors through litigation and other shenanigans to delay a shareholder meeting. It is time for shareholders to remove the Steel Partners Directors at the upcoming Special Meeting.

We have nominated a world-class, independent slate for election at the upcoming Special Meeting, comprised of the 4 Non-Steel Directors currently serving on the Board and 4 new independent nominees identified by an independent search firm (the “Independent Nominees”). The Independent Nominees are comprised of Gail Baker (former division President at Collins Aerospace); Marion Blakey (former President and CEO of Rolls-Royce North America); Maj. Gen. Charles Bolden, Jr. (Ret.) (former Administrator at NASA); and Deborah Lee James (former Secretary of the U.S. Air Force) (the “Independent Nominees”). The Non-Steel Directors and Independent Nominees (collectively, the “Independent Slate”) are diverse, experienced, and focused on shareholder value, and represent the best path forward for enhancing shareholder value. We urge Aerojet Rocketdyne shareholders to support the Independent Slate at the upcoming Special Meeting.

Today we have filed a new investor presentation with the SEC and will be available on our website, with highlights presented below. We look forward to continuing our engagement with all our shareholders in the coming weeks. Thank you for your continued support.

•	Aerojet Rocketdyne has delivered strong returns under the leadership of its CEO, Eileen Drake

•	Since she was appointed permanent CEO, the Company has delivered 183% TSR, outperforming the S&P 500 and peers by 57% and 53%, respectively

•	The future also is bright—the management team has secured strategic program wins that provide visibility into long-term value, and created a near-record backlog of more than 3x annual revenue

•	Announced a high premium sale to Lockheed, which ultimately was blocked by the FTC

•

In February 2022 Warren Lichtenstein, Aerojet Rocketdyne’s Executive Chair and the CEO of Steel Partners, launched a proxy fight and litigation to replace the Aerojet Rocketdyne directors who do not have ties to Steel Partners/Lichtenstein

•	Mr. Lichtenstein and people connected with him currently comprise 4 of the 8 directors on the Company’s Board

•

In January 2022, facing a then-ongoing internal investigation into charges of misconduct, Mr. Lichtenstein attempted to abuse his position as Board chairman to force the Company’s Board to approve a related-party agreement with Steel Partners that would:

•	Guarantee Lichtenstein’s nomination at the 2022 annual meeting regardless of the results of the investigation, and

•	Remove one of the incumbent independent directors to effectively give control of the Board to Lichtenstein and the three directors with ties to Steel Partners

•

When CEO and Board member Eileen Drake and the three directors unaffiliated with Steel Partners opposed the Steel Partners proposed agreement, Steel Partners submitted a notice of nomination for the 2022 annual meeting

•

After submitting its original slate in January 2022, Steel Partners has since revised its slate in June 2022 to remove two existing directors aligned with Lichtenstein / Steel Partners following their testimony in Court

•

Their new slate is comprised of Lichtenstein, an incumbent director affiliated with Steel Partners, and six new nominees hand-picked by Steel Partners, including friends and two nominees who have provided consulting services to Steel Partners and affiliates (one of whom Lichtenstein announced will be appointed as CEO, if Steel Partners takes control of the Company).

•	Following Steel Partners’ nomination of a slate to take control of the Board:

•	Eileen Drake and the Non-Steel Directors were able to assemble a world-class slate of highly-qualified and independent nominees with a track record of success

•	Mr. Lichtenstein and Steel Partners launched costly litigation to relentlessly attack the Non-Steel Directors in an attempt to bully the Non-Steel Directors from pursuing their slate

•

Mr. Lichtenstein originally stated that he wanted an annual meeting to occur during the first week of May 2022; however, after Ms. Drake was able to assemble a slate of independent director nominees, Mr. Lichtenstein sought to delay the annual meeting until as late as July

•

Mr. Lichtenstein filed an HSR notice in early April indicating an intention to acquire up to $1bn of AJRD voting securities – or close to a third of AJRD’s market cap – in order to effectively control any vote; however, after he received criticism for this tactic, he subsequently committed in a court hearing to not acquire any additional stock before the annual meeting record date

•

An independent investigation into Lichtenstein, of which the results were released in May 2022, concluded that he engaged in a pattern of misconduct, and Lichtenstein was formally reprimanded by the Non-Management Committee of the Board

•

After two of his original slate who are current directors on the Aerojet Rocketdyne Board testified at the recent trial, including one who said Mr. Lichtenstein had conflicts, these two were dropped and replaced by two new last-minute candidates

•	Mr. Lichtenstein has been a poor steward of shareholder value

•

Mr. Lichtenstein was paid ~$7 million in salary in 2020 for his Executive Chair role, with similar high salary payments in prior years, but only now is criticizing Company strategy and destroying value

•

During the period starting on the date Mr. Lichtenstein originally joined the Board in 2008 until Ms. Drake was named permanent CEO, the Company underperformed the S&P 500 and its proxy peers by more than 30%

•

Under his oversight the Company’s pension fund has fallen from a $60mm+ overfunded position in 2008 to an underfunded position of ~($275mm) today; perhaps not surprisingly, he has resisted an audit of the pension fund’s performance

•	He has sold down his position from more than 14% to ~5% today (while 4 of his 8 director selections remain on the board)

•

Mr. Lichtenstein has demonstrated that he is completely out of touch with the Company, launching a website in support of his proxy fight with images of Russian rockets rather than those manufactured by Aerojet Rocketdyne

•	It is time for shareholders to remove the Steel Partners Directors and support the Independent Slate at the upcoming Special Meeting

•

The Independent Slate is comprised of the 4 Non-Steel Directors currently serving on the Board and 4 new independent nominees identified by an independent search firm (all with successful track records and relevant experience)

•	The Independent Slate will act in the best interest of all shareholders, including evaluating all opportunities to maximize shareholder value

Eileen P. Drake

Chief Executive Officer

Kevin Chilton, Thomas Corcoran, Lance Lord

Aerojet Rocketdyne’s Independent Directors

***

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the definitive proxy statement.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/